Exhibit 99.1

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Announces 2016 Fourth Quarter and Full-Year Financial Results

BETHLEHEM, PA – February 8, 2017 – (Globe Newswire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a leader in point-of-care diagnostic tests and specimen collection devices, today announced its consolidated financial results for the fourth quarter and full year ended December 31, 2016.

Financial Highlights

•	Consolidated net revenues for the fourth quarter of 2016 were $35.5 million, a 10% increase from the fourth quarter of 2015. Consolidated net revenues for the year ended December 31, 2016 rose to $128.2 million, a 7% improvement from 2015.

•	Net molecular collection systems revenues were $8.6 million during the fourth quarter of 2016, which represents a 10% increase over the fourth quarter of 2015. Net molecular collection systems revenues for the year ended December 31, 2016 were $32.2 million, an 8% improvement from 2015.

•	Net revenues from international sales of the Company’s OraQuick® HIV products were $1.3 million for the fourth quarter of 2016, representing a 217% increase over the fourth quarter of 2015. Net international HIV revenues were $5.2 million for the year ended December 31, 2016, a 118% increase from 2015.

•	International sales of the Company’s OraQuick® HCV test were $2.9 million for the fourth quarter of 2016, representing a 123% increase from the fourth quarter of 2015. International HCV sales for the year ended December 31, 2016 rose to $6.6 million, a 71% improvement from 2015.

•	During the fourth quarter of 2016, the Company made its first shipments of product, worth $1.9 million, under an $18 million supply contract with a foreign government, largely consisting of OraQuick® HCV tests.

•	Consolidated net income for the fourth quarter of 2016 was $7.2 million, or $0.13 per share on a fully-diluted basis, which compares to consolidated net income of $4.6 million, or $0.08 per share on a fully-diluted basis, for the fourth quarter of 2015. Consolidated net income for the year ended December 31, 2016 was $19.7 million, or $0.35 per share on a fully-diluted basis, which compares to consolidated net income of $8.2 million, or $0.14 per share on a fully-diluted basis, for the comparable period of 2015.

•	Cash and short-term investments totaled $120.9 million and working capital amounted to $139.1 million at December 31, 2016.

“Our fourth quarter financial results exceeded expectations on the top and bottom lines,” said Douglas A. Michels, President and CEO of OraSure Technologies. “A major contributor to growth during both the quarter and full-year period was our international business. Expanding international sales of our HIV self-test and HCV product is a critical component of OraSure’s global growth strategy.”

Financial Results

Consolidated net product revenues for the fourth quarter of 2016 approximated those of the same period in 2015, primarily as a result of higher international sales of OraQuick® HIV and HCV tests and higher sales of the Company’s molecular collection systems products, largely offset by lower domestic sales of the Company’s OraQuick® HIV and HCV products and lower OraQuick® Ebola sales.

Consolidated net product revenues for the full year of 2016 increased 2% over 2015, primarily as a result of higher international sales of the Company’s OraQuick® HCV and HIV tests, and higher sales of the Company’s molecular collection systems and cryosurgical systems products. These increases were partially offset by lower domestic sales of the Company’s OraQuick® HIV and Ebola products.

Consolidated other revenues for the fourth quarter and full year of 2016 were $6.9 million and $21.3 million, respectively. This compares to consolidated other revenues for the fourth quarter and full year of 2015 of $3.7 million and $15.3 million, respectively. Exclusivity revenues recognized under the Company’s HCV co-promotion agreement with AbbVie for the three months and year ended December 31, 2016 were $6.1 million and $18.9 million, respectively. AbbVie exclusivity revenues for the three months and year ended December 31, 2015 were $3.4 million and $13.5 million, respectively. Other revenues in the fourth quarter and full-year of 2016 also included $747,000 and $2.3 million, respectively, of funding received from the U.S. Biomedical Advanced Research Development Authority (“BARDA”). Other revenues for the fourth quarter and full year of 2015 included $319,000 and $1.8 million, respectively, in BARDA funding.

Consolidated gross margin for the three months and year ended December 31, 2016 was 67% and 69%, respectively. Consolidated gross margin for the three months and year ended December 31, 2015 was 68% and 67%, respectively. Gross margin for the current quarter decreased due to a less favorable product mix and severance costs associated with a corporate restructuring plan implemented by the Company during the fourth quarter, partially offset by higher other revenues and improved overhead absorption. Gross margin for the full year improved primarily due to the increase in other revenues.

Consolidated operating expenses decreased to $16.9 million during the fourth quarter of 2016 compared to $17.8 million in the fourth quarter of 2015. For the year ended December 31, 2016, consolidated operating expenses were $67.8 million, a reduction from the $72.2 million reported for the year ended December 31, 2015. The quarterly decrease was largely due to lower detailing costs associated with the AbbVie HCV co-promotion agreement, lower commission costs, a decrease in bad debt expense, and a reduction in research and development expenses recorded as a result of a payment received to settle a claim against one of the Company’s raw material suppliers. These decreases were partially offset by the corporate restructuring severance costs, increased legal fees, and higher staffing-related costs. The decrease in the full-year period was largely due to lower detailing costs associated with the AbbVie HCV co-promotion agreement and reduced research and development expenses due to the supplier settlement, partially offset by higher legal fees, severance costs, consulting fees and staffing-related expenses.

The Company’s cash and short-term investment balance totaled $120.9 million at December 31, 2016, compared to $101.3 million at December 31, 2015. Working capital was $139.1 million at December 31, 2016, compared to $111.5 million at December 31, 2015. For the year ended December 31, 2016, the Company generated $22.8 million in cash from operations.

First Quarter 2017 Outlook

The Company expects consolidated net revenues to range from $31.0 to $31.5 million and is projecting consolidated net income of $0.17 to $0.18 per share for the first quarter of 2017. This guidance reflects the absence of revenues and costs associated with the AbbVie HCV co-promotion agreement, which terminated at the end of 2016, and a lower gross margin contribution from the increasing amount of international sales expected in 2017. The quarterly guidance also includes the after-tax impact of a $12.5 million litigation settlement recently announced by the Company.

Financial Data

Condensed Consolidated Financial Data

(In thousands, except per-share data)

Unaudited

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Results of Operations
Net revenues	$35,499	$32,382	$128,198	$119,719
Cost of products sold	11,545	10,452	40,171	39,426

Gross profit	23,954	21,930	88,027	80,293

Operating expenses:
Research and development	1,207	2,693	9,754	11,654
Sales and marketing	7,121	8,623	29,652	35,088
General and administrative	8,553	6,522	28,356	25,493

Total operating expenses	16,881	17,838	67,762	72,235

Operating income	7,073	4,092	20,265	8,058
Other income	92	379	58	774

Income before income taxes	7,165	4,471	20,323	8,832
Income tax (benefit) expense	(31)	(145)	603	665

Net income	$7,196	$4,616	$19,720	$8,167

Earnings per share:
Basic	$0.13	$0.08	$0.35	$0.14

Diluted	$0.13	$0.08	$0.35	$0.14

Weighted average shares:
Basic	55,811	56,308	55,615	56,397

Diluted	57,232	56,678	56,513	56,846

Summary of Net Revenues by Market and Product (Unaudited)

	Three Months Ended December 31,
	Dollars			Percentage of Total Net Revenues
Market	2016	2015	% Change	2016	2015
Infectious disease testing	$13,679	$14,546	(6)%	39%	45%
Risk assessment testing	3,322	3,381	(2)	9	10
Cryosurgical systems	3,071	2,964	4	9	9
Molecular collection systems	8,565	7,775	10	24	24

Net product revenues	28,637	28,666	(0)	81	88
Other	6,862	3,716	85	19	12

Net revenues	$35,499	$32,382	10%	100%	100%

	Year Ended December 31,
	Dollars			Percentage of Total Net Revenues
Market	2016	2015	% Change	2016	2015
Infectious disease testing	$48,408	$49,129	(1)%	38%	41%
Risk assessment testing	13,068	13,485	(3)	10	11
Cryosurgical systems	13,234	11,920	11	10	10
Molecular collection systems	32,214	29,924	8	25	25

Net product revenues	106,924	104,458	2	83	87
Other	21,274	15,261	39	17	13

Net revenues	$128,198	$119,719	7%	100%	100%

	Three Months Ended December 31,			Year Ended December 31,
HIV Revenues	2016	2015	% Change	2016	2015	% Change
Domestic	$5,054	$6,809	(26)%	$21,499	$24,956	(14)%
International	1,314	415	217	5,248	2,410	118
Domestic OTC	1,747	2,069	(16)	6,320	6,992	(10)

Net product revenues	$8,115	$9,293	(13)%	$33,067	$34,358	(4)%

	Three Months Ended December 31,			Year Ended December 31,
HCV Revenues	2016	2015	% Change	2016	2015	% Change
Domestic	$2,218	$2,698	(18)%	$7,436	$7,502	(1)%
International	2,908	1,306	123	6,630	3,884	71

Net product revenues	5,126	4,004	28	14,066	11,386	24
Amortization of exclusivity payments	6,114	3,397	80	18,951	13,479	41

Net HCV-related revenues	$11,240	$7,401	52%	$33,017	$24,865	33%

	Three Months Ended December 31,			Year Ended December 31,
Cryosurgical Systems Revenues	2016	2015	% Change	2016	2015	% Change
Domestic professional	$1,389	$1,043	33%	$5,545	$4,311	29%
International professional	165	157	5	771	916	(16)
Domestic OTC	288	90	220	1,350	390	246
International OTC	1,229	1,674	(27)	5,568	6,303	(12)

Net cryosurgical systems revenues	$3,071	$2,964	4%	$13,234	$11,920	11%

Condensed Consolidated Balance Sheets (Unaudited)

	December 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$109,790	$94,094
Short-term investments	11,160	7,225
Accounts receivable, net	19,827	19,265
Inventories	11,799	13,242
Other current assets	3,865	2,888
Property and equipment, net	20,033	20,083
Intangible assets, net	10,337	12,591
Goodwill	18,793	18,250
Other non-current assets	2,331	1,683

Total assets	$207,935	$189,321

Liabilities and Stockholders’ Equity
Accounts payable	$4,633	$5,087
Deferred revenue	1,388	9,735
Other current liabilities	11,314	10,412
Other non-current liabilities	2,304	1,768
Deferred income taxes	2,446	2,883
Stockholders’ equity	185,850	159,436

Total liabilities and stockholders’ equity	$207,935	$189,321

	Year ended December 31,
Additional Financial Data (Unaudited)	2016	2015
Capital expenditures	$4,353	$3,744
Depreciation and amortization	$5,687	$5,696
Stock-based compensation	$6,062	$6,045
Cash provided by operating activities	$22,767	$15,773

Conference Call

The Company will host a conference call and audio webcast to discuss the Company’s 2016 fourth quarter financial results, certain business developments and financial guidance for the first quarter of 2017, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Financial Officer and Chief Operating Officer. The call will include prepared remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 844-831-3030 (Domestic) or 315-625-6887 (International) and reference Conference ID #49022171 or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Relations page. Please click on the webcast link and follow the prompts for registration and access 10 minutes prior to the call. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until February 15, 2017, by dialing 855-859-2056 (Domestic) or 404-537-3406 (International) and entering the Conference ID #49022171.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of point-of-care diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its first-to-market, innovative products include rapid tests for the detection of antibodies to HIV and HCV on the OraQuick® platform, oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications, and oral fluid laboratory tests for detecting various drugs of abuse. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, commercial and industrial entities and consumers. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health.

Important Information

This press release contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through our internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the FDA or other regulators; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for our products; impact of replacing distributors; inventory levels at distributors and other customers; ability of the Company to achieve its financial and strategic objectives and continue to increase its revenues; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of negative economic conditions, high unemployment levels and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance or other factors, including changes in testing guidelines, algorithms or other recommendations by the Centers for Disease Control and Prevention (“CDC”) and other agencies; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of the Company’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to meet financial covenants in credit agreements; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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